Exhibit 10.24

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (hereinafter called this "Agreement"), dated as of July 8, 2011 by and between Fialkow Properties, LLC, a Georgia limited liability company ("Purchaser") and MedCareers Group, Inc. ("Seller"), a Nevada corporation, (“Seller”).

RECITALS

A.  Seller owns and operates Nurses Lounge, Inc. which the controlling shareholder and sole director shall be the sole focus of Seller.
B.  Seller owns a website known as www.workabroad.com.
C.  Seller desires to sell and Purchaser desires to purchase www.workabroad.com, all in the manner and subject to the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE ONE - SALE AND PURCHASE; CLOSING

Section 2.1 Sale and Purchase.  Subject to the terms and conditions contained in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey, and deliver to Purchaser, all right, title and interest of Seller in and to www.workabroad.com and the business operated in connection therewith, free and clear of all mortgages, assessments, encumbrances, obligations, liabilities, security interests, and liens of any kind except for the lien and conditions set forth in that certain Asset Purchase Agreement dated August 10, 2010 by and between Seller as the purchaser and Steve Elisberg, a copy of which has been filed with the Securities Exchange Commission in an 8k as Exhibit 10-1 on August 11, 2010 (the “Original Contract”).  Purchaser shall not assume or be liable for any liability, obligation or commitment relating to or arising out of www.workabroad.com except to the extent the Original Contract is deemed a liability.
Section 2.2 Purchase Price.  The “Purchase Price” to be paid by Purchaser for the Acquired Assets shall be One Thousand Dollars ($1,000.00) paid in cash at Closing, per Seller’s direction plus Purchaser shall take www.workabroad.com subject to the debt represented by the Original Contract.
Section 2.3   The Closing.  The closing (the "Closing") shall take place upon execution of this Agreement.
Section 2.4   Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:  (a) an assignment of all of Seller’s rights in and to the Original Contract and all other rights associated with www.workabroad.com.
Section 2.5   Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller the Purchase Price.

ARTICLE III - SELLER' REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser that:

Section 3.1   Organization; Good Standing; Qualification
Seller is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and are qualified to do business and is in good standing as foreign corporations in each jurisdiction where the ownership or operation of its properties or conduct of their business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, does not and could not reasonably be expected to have a material adverse effect on Seller.
Section 3.2   Corporate Authority; Approval
Seller has all requisite corporate power and authority and have taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions completed hereby.  This Agreement is a valid and binding agreement of Seller enforceable against it in accordance with its terms.
Section 3.3   Title to Assets; Adequacy of Assets
Subject to the Original Contract, Seller has good and valid title to www.workabroad.com, free and clear of any liens of any kind.
Section 3.4   No Breach.  The execution, delivery and performance of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated by this Agreement and the performance of their other obligations hereunder will not, constitute or result in: a breach or violation of, or a default under, the certificate of incorporation or by-laws of any Seller; or to the Knowledge of Seller, a breach of or violation of  any agreement, law, permit, or license binding upon Seller.
Section 3.5   Brokers And Finders  Neither Seller nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the transactions contemplated in this Agreement.

ARTICLE FOUR - PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller as follows:
Section 4.1   Organization; Good Standing; Qualification  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Georgia and has all requisite corporate, power and authority to execute and consummate the transactions contemplated by this Agreement.
Section 4.2   Brokers And Finders Neither Purchaser nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees or commissions or finders' fees in connection with the transactions contemplated in this Agreement.

ARTICLE FIVE - MISCELLANEOUS AND GENERAL

Section 5.1  Survival.  The representations and warranties set forth in this Agreement shall terminate upon Closing.
Section 5.2  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 5.3 Governing Law and Venue.  This Agreement shall be governed by Georgia law and any action brought to enforce the terms of this Agreement shall be brought in Fulton County Georgia.
Section 5.4 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier:

If to Purchaser:	FIALKOW PROPERTIES, LLC
400 Perimeter Center Terrace, Suite 900
Sandy Springs, Georgia 30346

If to Seller:	c/o Nurses Lounges, Inc.
758 E Bethel School Rd
Coppell, TX 75019

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 5.5 Entire Agreement; No Other Representations.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, indemnities, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
Section 5.6 No Third Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 5.7 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.
Section 5.8 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser's rights to purchase the Acquired Assets) to any person or entity owned or controlled by it without any consent of Seller.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Purchaser:	Seller:

FIALKOW PROPERTIES, LLC	MedCAREERS GROUP, INC.

By:_________________________________	By:__/s/ Timothy Armes______________________
Name: ______________________________	Name:__Timothy Armes____________________
Title: _______________________________	Title:____CEO___________________

ASSIGNMENT OF ASSET PURCHASE AGREEMENT

THIS ASSIGNMENT OF ASSET PURCHASE AGREEMENT (hereinafter called this "Assignment"), is effective as of July 8, 2011 by and between Fialkow Properties, LLC, a Georgia limited liability company ("Assignee") and MedCareers Group, Inc.. ("Assignor"), a Nevada corporation, (“Seller”).

Assignor hereby transfers to Assignee, all of Assignor’s right title and interest in and to the URL www.workabroad.com, any operations connected to www.workabroad.com, and that certain Asset Purchase Agreement (“Purchase Agreement”) dated August 10, 2010 by and between Assignor as the purchaser and Steve Elisberg, a copy of which is attached hereto and which has been filed with the Securities Exchange Commission in an 8k as Exhibit 10-1 on August 11, 2010.

Assignee hereby accepts said assignment and hereby assumes the obligations under the Purchase Agreement as of July 8, 2011.

IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of July 8, 2011.

MedCAREERS GROUP, INC.		Fialkow Properties, LLC

By:	_/s/ Timothy Armes_______________________	By:	_____________________
	CEO		Manager

UNANIMOUS WRITTEN CONSENT OF DIRECTORS OF MEDCAREERS GROUP, INC.
IN LIEU OF MEETING OF THE BOARD OF DIRECTORS

Pursuant to the Authority granted to directors to take action by unanimous consent without a meeting pursuant to the articles of organization of MEDCAREERS GROUP, INC., a Nevada corporation, the Board of Directors (‘Directors”) of MEDCAREERS GROUP, INC. (the “Company”), do hereby consent to, adopt, ratify, confirm and approve, as of  the date indicated below, the following recitals and resolutions, as evidenced by their signature hereunder:

RECITALS:

WHEREAS, the sole Director believes it is in the best interest of the Company to focus the Company’s activities on its wholly owned subsidiary Nurses Lounge, Inc.;

WHEREAS, the sole director believes it is in the best interest of the Company to enter into that certain Sale Agreement pursuant to which the Company transfers its interest in workabroad.com and relieves itself of the payment obligations under its agreement with the seller of workabroad.com, which relate back to July 2011; and

NOW, THEREFORE, BE IT RESOLVED, that each of the Company enter into that certain agreement with Fialkow Properties as purchaser of: the workabroad.com URL and the purchase agreement currently binding upon the Company, so that the Company may focus all of its efforts on the Nurses Lounge business.

INWITNESS WHEREOF, The undersigned have set forth their hands in his capacity as of this _________ day of August 2011.

By:	_/s/ Timothy Armes________________________
Timothy Armes
Sole Director